Exhibit 10.50
ASPEN INSURANCE HOLDINGS LIMITED
RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of 9th February 2018, between Aspen Insurance Holdings Limited (the “Company”) and the individual to whom the Grant (as defined below) is granted (the “Participant”).
R E C I T A L S:
WHEREAS, the Company has adopted the Aspen Insurance Holdings Limited 2013 Share Incentive Plan, as amended from time to time (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement; and
WHEREAS, the Company’s Compensation Committee (the “Committee”) has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Share Units (as defined below) provided for herein (together, the “Grant”) to the Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Plan and Defined Terms. The Grant is made pursuant to the Plan, a copy of which the Participant acknowledges having received. The terms and provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.
2.    Award. Pursuant to the provisions of the Plan, the Committee hereby awards to the Participant, on the date hereof, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the amount of Restricted Share Units which is shown on the Participant’s ‘Grant Pending Acceptance’ screen on the Merrill Lynch Benefits On-Line system.
3.    Terms and Conditions. The Grant evidenced by this Agreement is subject to the following terms and conditions:
(a)    The Participant shall not be entitled to receive payment for the value of Restricted Share Units until such Restricted Share Units have vested;
(b)    The Company shall not issue any certificates representing Restricted Share Units granted to the Participant, and the grant of Restricted Share Units to the Participant shall not entitle the Participant to any rights of a holder of Shares, including the right to vote; provided, however, that the Participant shall receive Dividend Equivalents in accordance with the provisions of Section 5 of this Agreement; and
(c)    Restricted Share Units and any interest of the Participant therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate of the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. For avoidance of doubt, Shares issued to the Participant in payment of vested Restricted Share Units pursuant to Section 4 hereof shall not be subject to any of the foregoing transferability restrictions. .
4.    Vesting.
(a)    Subject to earlier termination as provided in Sections 4(b) and 4(c), and subject to the Participant's continued Employment, Restricted Share Units shall vest in tranches with one-third vesting on each of 9th February, 2019, 9th February, 2020, and 9th February, 2021.
(b)    Subject to the terms of the Participant’s employment agreement with the Company, or any of its Affiliates (which, if applicable, shall supersede this provision), if the Participant's employment with the Company or one of its Affiliates is terminated for any reason other than as a result of the Participant’s death or Disability, all unvested Restricted Share Units shall be forfeited on the date of such termination of employment without consideration.
(c)    If the Participant's employment with the Company or one of its Affiliates is terminated by the Company or an Affiliate as a result of the Participant's death or Disability, all unvested Restricted Share Units shall vest on the date of such termination of employment.
5.    Dividend Equivalents. If a cash dividend is declared on the Shares, the Participant shall be credited with Dividend Equivalents in an amount equal to the number of Restricted Share Units held by the Participant as of the dividend record date, multiplied by the amount of the cash dividend per Share. Dividend Equivalents shall be denominated in cash and paid in cash subject to applicable taxes and/or social security withholdings if and when the underlying Restricted Share Units vest. Dividend Equivalents denominated in cash shall not accrue interest during the period of restriction.
6.    Payment. Payment for the value of the Participant’s Restricted Share Units shall be made to the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary, or, in the event that no beneficiary shall have been designated, the Participant’s estate) as soon as practicable following the date on which such Restricted Share Units vest, but in no event later than March 15th of the calendar year following the end of the calendar year in which the Restricted Share Units vest. Restricted Share Units shall be paid in Shares, less any Shares withheld in accordance with the provisions of Section 9, with one (1) Share paid for each Restricted Share Unit.
7.    Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the meanings set forth below:
(a)    “Disability” shall mean the inability of a Participant to perform in all material respects his or her duties and responsibilities to the Company, or any Affiliate of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his or her representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity, which is reasonably satisfactory to the Committee.
(b)    “Dividend Equivalent” means, with respect to Restricted Share Units, the right to receive an amount equal to cash dividends declared on an equal number of outstanding Shares.
(c)    “Restricted Share Units” means a Share-denominated unit with a value equal to the Fair Market Value of a specified number of Shares that is subject to vesting requirements. Restricted Share Units are bookkeeping units and do not represent ownership of Shares or any other equity security.
(d)    “Share” means an ordinary share, par value U.S. 0.15144558 cents per share, in the capital of the Company.
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8.    Taxes. The Company shall make such provisions as are necessary or appropriate for the withholding of all applicable taxes including social security and any other statutory withholdings in respect of the Restricted Share Units and/or vested shares on this Grant, in accordance with Section 4(d) of the Plan. With respect to any statutory tax withholding required upon vesting or payment of benefits hereunder, the Participant may elect to satisfy all or a portion of such withholding requirement by having the Company withhold Shares.
9.    Regulatory Compliance and Listing. The issuance or delivery of any certificates representing Shares issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ system, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to the Participant if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ system, or the Participant shall not yet have complied fully with the provisions of Section 9 hereof.

10.    Bermuda Government Regulations. No Shares shall be issued pursuant to this Agreement unless and until all licenses, permissions and authorizations required to be granted by the Government of Bermuda, or by any authority or agency thereof, shall have been duly received.
11.    Investment Representations and Related Matters. The Participant acknowledges and agrees that any sale or distribution of Shares issued pursuant to this Agreement may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with regard to the Shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. The Participant hereby consents to such action as the Committee or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing Shares issued pursuant to this Agreement and delivering stop transfer instructions to the Company's stock transfer agent.
12.    No Right To Continued Employment. This Agreement does not confer upon the Participant any right to continued Employment, nor shall it interfere in any way with the right of the Participant's employer to terminate the Participant's Employment at any time for any reason or no reason.
13.    Construction. The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on the Participant and the Company.
14.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
15.    Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
16.    Governing Law. This Agreement shall be governed by and construed according to the laws of Bermuda, without regard to the conflicts of laws principles.
Restricted Share Units Subject to the Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Share Units are subject to the Plan (including, without limitation, the arbitration provision) and the terms and provisions of the

Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.
17.    Claw Back Policy. The Claw Back Policy set out in Schedule A to this Agreement applies to the Grant awarded pursuant to this Agreement.
18.    Malus Policy. The Malus Policy set out in Schedule B to this Agreement applies to the Grant awarded pursuant to this Agreement.
19.    Counterparts. This Agreement may be executed in counterparts and by facsimile or any electronic means, each of which shall be an original but all of which together shall constitute one and the same Agreement.
22.     Miscellaneous. This Agreement can be changed or terminated only in a writing signed by both parties hereto. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

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(i)

SCHEDULE A
CLAW BACK POLICY
“Fraud,” for purposes of this Claw Back Policy (this “Policy”), means (a) a willful and intentionally false, misleading, unwarranted or exaggerated statement of material fact, (b) the willful and intentional omission to state a material fact necessary to make statements made, in light of all circumstances under which they were made, not misleading, (c) employing a device, scheme or artifice to with deliberate intent to defraud or deceive, or (d) willfully and intentionally engaging in any act, practice or course of dealing that operates or would operate as a fraud or deceit. Under this Policy:

1.
If the Company’s Board of Directors (the “Board”), after due inquiry and investigation, determines that (i) a member of the Group Executive Committee has engaged in Fraud (the “Fraudulent Party”), and (ii) a material negative restatement of the Company’s financial statements as filed with the U.S. Securities and Exchange Commission (the “SEC”) for the relevant Award Year resulted from that Fraud:

a.
the Fraudulent Party will promptly reimburse to the Company a sum equal to such amount of the Annual Bonus paid to the Fraudulent Party for that Award Year as the Board determines, in its sole discretion, would not have been paid to the Fraudulent Party had the Company’s results as reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated; and

b.
the amount of the Annual LTIP Award granted to the Fraudulent Party in the year immediately following the relevant Award Year will be reduced by such proportion as the Board determines, in its sole discretion, would not have been awarded to the Fraudulent Party had the Company’s results as originally reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated. Any unvested portion of an Annual LTIP Award reduced by the Board in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Fraudulent Party and will no longer vest in accordance with the terms of its grant.

The Fraudulent Party will be required to pay back to the Company an amount equal to the then current value any portion of an Annual LTIP Award reduced by the Board in accordance with this paragraph which has vested and been distributed to them.

2.
If the Board, after due inquiry and investigation, determines that (i) Fraud has taken place by someone at the Company, (ii) a material negative restatement of the Company’s financial statements as filed with the SEC for the relevant Award Year resulted from that Fraud, and (iii) that a member of the Group Executive Committee (the “Non-Fraudulent Party”) did not personally perpetrate the Fraud, but either had actual knowledge of the Fraud or could reasonably have been expected to have had such knowledge based on their position within the Company, their oversight responsibilities, the information actually made available to them and all applicable regulatory and ethical considerations (including the application of internal ethical walls):

a.
the Non-Fraudulent Party will promptly reimburse to the Company a sum equal to such amount of the Annual Bonus paid to the Non-Fraudulent Party for that Award Year as the Board determines would not have been paid to the non-Fraudulent Party had the Company’s results as reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated.   The determination of the amount of any repayment due from a Non-Fraudulent Party in these circumstances will be determined by the Board based on the recommendation of the Company’s Chief Executive Officer, unless the Board reasonably concludes that the Chief Executive Officer is conflicted in such circumstances. The Chief Executive Officer will make his recommendation to the Board based on his evaluation of the circumstances of the Fraud and the extent of any personal culpability which might reasonably be expected to apply to a Non-Fraudulent Party in such circumstances.  If the Board is not in agreement with the amount of any repayment proposed by the Chief Executive Officer (or believes that the Chief Executive Officer’s decision may be conflicted) the amount of any repayment will be calculated by applying the percentage reduction in return on average equity (“ROAE”) between the Company’s financial results for the relevant Award Year as originally filed with the SEC and the Company’s financial results financial results for the relevant Award Year as subsequently restated to the scale originally used by the Compensation Committee to determine the bonus pool for the relevant Award Year. Any resulting reduction in the percentage of the available bonus pool for the relevant Award Year will then be applied to the Annual Bonus paid to the Non-Fraudulent Party for that year and the Non-Fraudulent Party will be required to pay back the resulting difference.  If this calculation results in a determination that there would have been no automatic funding of the bonus pool for the Award Year in question, the Board will determine in its sole discretion the level of any bonus that would have been paid to a Non-Fraudulent Party for that Award Year and the amount of any repayment due under this Policy as a result.

b.
the amount of any Annual LTIP Award granted to a Non-Fraudulent Party in the year following the relevant Award Year will be reduced by the proportional reduction in ROAE determined in accordance with paragraph 2(a) above. Any unvested portion of an Annual LTIP Award reduced in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Non-Fraudulent Party and will no longer vest in accordance with the terms of its grant. The Non-Fraudulent Party will be required to pay back to the Company an amount equal to the then current value any portion of an Annual LTIP Award reduced in accordance with this paragraph which has vested and been distributed to them.

3.
Any repayments due under this Policy will take into account all tax and social security payments and will therefore be made net of any tax paid at the time that any Annual Bonus was made or any Annual LTIP Award was granted or vested.

4.	In determining whether someone at the Company has engaged in Fraud which has resulted in a material negative restatement of the Company’s financial statements the Board will apply the following rules:

a.
The Board will base its analysis on the advice of the Company’s auditors or, in the event that either the Company’s auditors will not accept such an appointment or the Chairman of the Board determines that there is a conflict or potential conflict of interests, on the advice of alternative, suitably qualified, professional advisors appointed by the Chairman of the Board in consultation with the Chairman of the Audit Committee.

b.
In the event that a change of control of the Aspen Group has occurred between the date on which the alleged Fraud was perpetrated and the date of the Board’s review, the Board will not reach a determination that Fraud has occurred for the purposes of this Policy unless this is the conclusion of the Company’s auditors or other, suitably qualified, professional advisors.

c.
If an investigation of possible Fraud is carried out against a member of the Group Executive Committee who at the time remains an employee of the Group, all applicable employee disciplinary policies will be adhered to. As a minimum, this will include observance of their rights to understand the nature of any allegation made against them, to challenge those allegations, to have free access for them and any counsel acting on their behalf to all relevant, non-privileged documentation on which any such allegation is based, to make reasonable requests for access to additional documents and records which they believe my assist in their defence and to make their case to an officer of the Company appointed by the Board.

d.
If an investigation of possible Fraud is carried out against a member of the Group Executive Committee who at the time is no longer an employee of the Group, the Board will follow a reasonable process in the investigation of any allegation. As a minimum, where relevant, this will include observance of their rights to understand the nature of any allegation made against them, to challenge those allegations, to have free access for them and any counsel acting on their behalf to all relevant, non-privileged documentation on which any such allegation is based and to make reasonable requests for access to additional documents and records which they believe my assist in their defence.

e.
No determination of Fraud or willful or intentional misconduct will be reached against any person in circumstances where they (i) acted in reasonable compliance with professional advice received by the Company, (ii) acted in accordance with legal or accounting practices accepted within the industry at the time at which the conduct in question took place (iii) undertook a reasonable estimate in good faith of the potential insurance or reinsurance liabilities associated with a specific transaction for the purposes of the Company’s reserving or (iv) otherwise acted reasonably in the proper discharge of their duties.

5.
If a member of the Group Executive Committee dies in the period in which this Policy is operative the provisions of paragraph 2 above will cease to apply to them; provided, however, that this Policy shall continue to apply to a member of the Group Executive Committee notwithstanding their departure, resignation or retirement from the Company for whatever reason.

6.
For the avoidance of doubt, no repayment shall arise under this Policy where there is a restatement of the Company’s financial statements filed with the SEC, but no instance of Fraud or intentional misconduct giving rise to Fraud which causes, or substantially causes, that restatement. This statement shall, however, be without prejudice to any other rights which the Company or any of its subsidiaries may have against any person in such circumstances.

7.
Subject to any applicable statute of limitation which applies in relation to any employment of a member of the Group Executive Committee (which shall be neither extended nor reduced by the terms of this Policy) this Policy will apply to members of the Group Executive Committee for the following periods:

a.	until a period of five years have passed from the date on which any Annual Bonus is paid to them or Annual LTIP Award is granted to them in relation to a repayment arising under paragraph 1 above; and

b.	until a period of three years have passed from the date on which any Annual Bonus is paid to them or Annual LTIP Award is granted to them in relation to a repayment arising under paragraph 2 above

8.
If the Company, after due inquiry and investigation, determines that (i) the Participant has engaged in Fraud, and (ii) a material negative restatement of the Company’s financial statements as filed with the SEC for any period covered by the vesting period set out in clause 4(a) of the Agreement or any prior year has resulted from that Fraud, then:

a.
the amount of the award granted to the Participant under this Agreement will be reduced by such proportion as the Company determines, in its sole discretion, would not have been awarded to the Participant had the Company’s results as originally reported for the year in question been equal to the Company’s results for that year as subsequently restated;

b.
any unvested portion of the award granted to the Participant under this Agreement reduced by the Company in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Participant and will no longer vest in accordance with the terms of its grant; and

c.
the Participant will be required to pay back to the Company an amount equal to the then current value any portion of the award granted to the Participant under this Agreement which has vested and been distributed to them.

9.	Any repayments due under this Policy will take into account all tax and social security payments and will therefore be made net of any tax paid at the time that the award was granted or vested.

10.	In determining whether the Participant has engaged in Fraud which has resulted in a material negative restatement of the Company’s financial statements the following rules will apply:

a.
The Company will base its analysis on the advice of the Company’s auditors or, in the event that either the Company’s auditors will not accept such an appointment or the Chairman of the Board determines that there is a conflict or potential conflict of interests, on the advice of alternative, suitably qualified, professional advisors appointed by the Chairman of the Board in consultation with the Chairman of the Audit Committee.

b.	If an investigation of possible Fraud is carried out against the Participant who at the time remains an employee of the Group, all applicable employee disciplinary policies will be adhered to.

c.
If an investigation of possible Fraud is carried out against the Participant who at the time is no longer an employee of the group, the Company will follow a reasonable process in the investigation of any allegation.

d.
No determination of Fraud or willful or intentional misconduct will be reached against any person in circumstances where they (i) acted in reasonable compliance with professional advice received by the Company, (ii) acted in accordance with legal or accounting practices accepted within the industry at the time at which the conduct in question took place (iii) undertook a reasonable estimate in good faith of the potential insurance or reinsurance liabilities associated with a specific transaction for the purposes of the Company’s reserving or (iv) otherwise acted reasonably in the proper discharge of their duties.

11.
Subject to any applicable statute of limitation which applies in relation to any employment of the Participant (which shall be neither extended nor reduced by the terms of this Policy) the provisions of this Schedule will apply until a period of five years have passed from the date on which award granted under this Agreement vests and has bene distributed to the Participant.

12.
The provisions of this Schedule shall be without prejudice to any other rights which the Company or any of its subsidiaries may have against the Participant in the event of Fraud including, where relevant, immediate dismissal and forfeiture of all unvested awards.

SCHEDULE B
MALUS POLICY

1.
All variable remuneration awards including both annual bonus awards (“Annual Bonus”) and long term incentive awards (“LTIP”) (collectively “Variable Compensation Awards”) are conditional, discretionary and contingent upon a sustainable and risk-adjusted performance, in excess of that required to fulfil the employee’s job description as part of the terms of employment. Variable remuneration awards made to individual employees are therefore capable of forfeiture or reduction at the Company’s discretion in circumstances of malus.

2.
Any adjustment to an employee’s discretionary Annual Bonus arising as a result of malus may be determined by either (i) the employee’s manager at the time the bonus is determined (in addition to any general consideration of performance issues), (ii) by senior management approving any proposed grant of an Annual Bonus to an employee, or (ii) by the Group Compensation Committee (and, where necessary for Solvency II Covered Employees, the Boards of AIUK and AMAL (the “UK Boards”)).

3.
Any adjustment to an employee’s LTIP awards as a result of malus will be determined by the Group Compensation Committee (in consultation, where relevant for Solvency II Covered Employees, with the UK Boards) in accordance with its powers under the relevant LTIP plan.

4.	Any adjustments noted in paragraphs 2 or 3 above may result in a reduction of up to 100 per cent of the relevant Variable Compensation Awards.

5.	If requested by the Group Compensation Committee, the Group Chief Risk Officer may also submit a report to the Compensation Committee to assist in any determination of malus.

6.
Without limiting the ability of the Group Compensation Committee (or, where relevant, the UK Boards) to apply this policy in circumstances deemed appropriate in their sole discretion, the application of malus will generally be considered in addition to any prior decision by the employee’s manager where:

a.
there is compelling evidence of an employee’s material misbehaviour, misconduct or culpable error which has resulted in a material loss for the Company exceeding that which the Company might expect to incur in the normal course of the employee’s employment;

b.	where the employee has committed a material breach of the applicable regulatory conduct standards or has failed to meet the required standards of fitness and propriety;

c.	there is material failure of risk management at a Group, business area, division and/or business unit level as a result of the culpable actions of an employee;

d.	the financial results at a Group, division or business unit level are re-stated as a result of the culpable actions of an employee;

7.
The ability to make an adjustment to Variable Compensation Awards under this policy is not limited to employees directly culpable of any malfeasance. Adjustments may also be applied to those employees who, taking in to account both their roles and seniority:

a.	could have been reasonably expected to be aware of the failure or misconduct at the time and failed to take adequate steps to promptly identify, assess, report, escalate or address it; or

b.	could be deemed indirectly responsible or accountable for the failure or misconduct.

8.
Individual adjustments to Variable Compensation Awards will take into account the severity of the issue in question, the individual’s proximity to the issue and the individual’s behaviour in relation to the issue.